Exhibit 99.2

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PHOENIX ENERGY ONE, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of PHOENIX ENERGY ONE, LLC (the “Company”), dated as of January 23, 2025, is adopted, executed and agreed to by the Sole Member (as defined below).

WHEREAS, a certificate of amendment was filed on January 23, 2025 legally changing the name of the Company as set forth therein; and

WHEREAS, in connection therewith, the Sole Member desires to amend and restate the Limited Liability Company Agreement of the Company, dated as of October 18, 2024, as amended or supplemented prior to the date hereof, in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Formation. Phoenix Energy One, LLC (f/k/a Phoenix Capital Group Holdings, LLC) was formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2. Term. The Company shall remain in existence until dissolved as provided in this Agreement or by law, whichever occurs first.

3. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4. Sole Member. Phoenix Equity Holdings, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Sole Member”), is the sole member of the Company and owns 100% of the equity interests in the Company.

5. Distributions. The Sole Member shall be entitled (a) to receive 100% of all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy equally all other rights, benefits and interests in the Company.

6. Management. The management of the Company shall be exclusively vested in the Sole Member, and the Company shall not have “managers,” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Sole Member. The foregoing notwithstanding, the managers of the Sole Member shall be deemed for purposes of the Act to be “managers” of the Company for all purposes under the Act.

7. Officers. The Sole Member may designate one or more persons to be officers of the Company. Officers are not “managers,” as that term is used in the Act. Any officers who are so designated shall have such titles and authority and perform such duties as the Sole Member may delegate to them. The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Sole Member. Any officer may be removed as such, either with or without cause, by the Sole Member. Designation of an officer shall not of itself create contract rights.

8. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect. No other event will cause the Company to dissolve.

9. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

10. Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Sole Member.

11. Liability. Neither the Sole Member nor the officers shall not have any liability for the obligations, debts or liabilities of the Company except to the extent provided in the Act.

12. Indemnification.

(a) No member or officer of the Company, or any person serving at the request of the Company as a member, manager, director or officer of another limited liability company, corporation, partnership, joint venture, trust or other enterprise shall have any liability for any act or failure to act in fulfillment of his duties, obligations or responsibilities if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a member or officer of the Company, or is or was serving at the request of the Company as a member, manager, director or officer of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (each, an “Indemnified Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(c) The Company shall advance to each Indemnified Person the reasonable, documented expenses incurred by such Indemnified Person for which such Indemnified Person could reasonably be expected to be entitled to indemnity in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding; provided, however, that any such advance shall only be made if the Indemnified Person delivers a written affirmation by the Indemnified Person of its good faith belief that it is entitled to indemnification hereunder and agrees to repay all amounts so advanced if it shall ultimately be determined that it is not entitled to be indemnified hereunder.

(d) The right of any Indemnified Person to indemnification provided by this Section 12 shall be in addition to any and all other rights to which an Indemnified Person may be entitled under any agreement, as a matter of law or otherwise and shall continue as to a Indemnified Person who has ceased to serve in the capacity in which such Person was designated as a Indemnified Person and shall inure to the benefit of the heirs, successors, assigns and administrators of such Indemnified Person.

(e) The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the Sole Member to replace, to the fullest extent permitted by applicable law, such other duties and liabilities of such Indemnified Person.

(f) The obligations of the Company to the Indemnified Persons in this Section 12 or arising at law are solely the obligations of the Company. The satisfaction of any obligations under this Section 12 shall be from and limited to Company’s assets, including insurance proceeds, if any, and no personal liability whatsoever shall attach to, or be incurred by, the Sole Member for such obligations.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the Sole Member, has caused this Second Amended and Restated Limited Liability Company Agreement to be duly executed as of the date first set forth above.

PHOENIX EQUITY HOLDINGS, LLC

By:	/s/ Adam Ferrari
Name: Adam Ferrari
Title: Sole Manager

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

PHOENIX ENERGY ONE, LLC